UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
 OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 12, 2016

CIRRUS LOGIC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-17795 (Commission File Number)	77-0024818 (I.R.S. Employer Identification No.)

800 West 6th Street, Austin, TX 78701
(Address of principal executive offices) (Zip Code)

(512) 851-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On July 12, 2016, Cirrus Logic, Inc., a Delaware corporation (“Cirrus Logic”), entered into an amended and restated credit agreement (the “Amended Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent, and the Lenders party thereto.  Capitalized terms used and not defined in this section of Item 1.01 have the meanings given to such terms in the Amended Credit Agreement.  The Amended Credit Agreement provides for a $300 million senior secured revolving credit facility (the “Credit Facility”).  The Credit Facility was used to refinance in full Cirrus Logic’s existing Credit Agreement dated August 29, 2014, as amended on June 23, 2015, and may also be used for general corporate purposes.  The Credit Facility matures on July 12, 2021 (the “Maturity Date”).  Cirrus Logic must repay the outstanding principal amount of all borrowings, together with all accrued but unpaid interest thereon, on the Maturity Date.

The Credit Facility is required to be guaranteed by all of Cirrus Logic’s material domestic subsidiaries (the “Subsidiary Guarantors”).  The Credit Facility is secured by substantially all of the assets of Cirrus Logic and any Subsidiary Guarantors, except for certain excluded assets.

Borrowings under the Credit Facility may, at Cirrus Logic’s election, bear interest at either (a) a Base Rate plus the Applicable Margin (“Base Rate Loans”) or (b) a LIBOR Rate plus the Applicable Margin (“LIBOR Rate Loans”).  The Applicable Margin ranges from 0% to .50% per annum for Base Rate Loans and 1.25% to 2.00% per annum for LIBOR Rate Loans based on Cirrus Logic’s Leverage Ratio (discussed below).

A Commitment Fee accrues at a rate per annum ranging from 0.20% to 0.30% (based on the Leverage Ratio) on the average daily unused portion of the Commitment of the Lenders.

The Amended Credit Agreement contains customary affirmative covenants, including, among others, covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations.  Further, the Amended Credit Agreement contains customary negative covenants limiting the ability of Cirrus Logic or any Subsidiary to, among other things, incur debt, grant liens, make investments, effect certain fundamental changes, make certain asset dispositions, and make certain restricted payments.  The Credit Facility also contains certain financial covenants providing that (a) the ratio of consolidated funded indebtedness to consolidated EBITDA for the prior four consecutive quarters must not be greater than 3.00 to 1.00 (the “Leverage Ratio”) and (b) the ratio of consolidated EBITDA for the prior four consecutive quarters to consolidated fixed charges (including amounts paid in cash for consolidated interest expenses, capital expenditures, scheduled principal payments of indebtedness, and income taxes) for the prior four consecutive quarters must not be less than 1.25 to 1.00 (the “Fixed Charge Coverage Ratio”).

The foregoing summary of the Amended Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and such exhibit is incorporated herein by reference.

Item 2.03.                          Creation of a Direct Financial Obligation or Obligation under an Off Balance Sheet Arrangement of a Registrant.

On July 12, 2016, Cirrus Logic entered into the Amended Credit Agreement as described under Item 1.01 above.  The description of the Amended Credit Agreement under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01.                          Financial Statements and Exhibits.

(d)           Exhibit.

Exhibit	Description
10.1	Amended and Restated Credit Agreement dated as of July 12, 2016 among Cirrus Logic, Inc., the Lenders party thereto and Wells Fargo Bank, National Association, as a Lender and Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIRRUS LOGIC, INC.

	By:	/s/ Thurman K. Case
	Name:	Thurman K. Case
	Title:	Chief Financial Officer

Date: July 15, 2016

EXHIBIT INDEX

Exhibit	Description
10.1	Amended and Restated Credit Agreement dated as of July 12, 2016, among Cirrus Logic, Inc., the Lenders party thereto and Wells Fargo Bank, National Association, as a Lender and Administrative Agent